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                       CHAMPION HEALTHCARE CORPORATION
                       515 WEST GREENS ROAD, SUITE 800
                            HOUSTON, TEXAS  77067

         PROXY FOR THE AUGUST 9, 1996 SPECIAL MEETING OF STOCKHOLDERS
             THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
                        CHAMPION HEALTHCARE CORPORATION

     The undersigned stockholder of Champion Healthcare Corporation (Champion) hereby appoints Suzanne Miskin and Robert Starling, and each of them, the lawful attorneys and proxies of the undersigned, each with several powers of substitution, to vote all the shares of Common Stock and Preferred Stock of Champion held of record by the undersigned on July 15, 1996 at the Special Meeting of Stockholders to be held at 515 West Greens Road, Suite 800, Houston, Texas 77067, on August 9, 1996 at 10:00 a.m. local time, and at any and all postponements and adjournments thereof, with all the powers the undersigned would possess if personally present, upon all matters set forth in the Notice of Special Meeting of Stockholders dated July 19, 1996 and in the Proxy Statement/Prospectus dated July 19, 1996.

        (Continued and to be signed and dated on the reverse side and returned promptly in the enclosed envelope)

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                                                          Please mark
                                                          your votes as     /X/
                                                          indicated in
                                                          this example

1.Approval and adoption of the Amended and Restated Agreement and Plan of Merger dated May 29, 1996 (the Merger Agreement), by and among Paracelsus Healthcare Corporation (Paracelsus), Champion and PC Merger Sub, Inc., a wholly owned subsidiary of Paracelsus (Merger Sub), pursuant to which, among other things, Merger Sub will be merged with and into Champion and, as a result, each share of Common Stock of Champion will be converted into one share of Common Stock of Paracelsus, each share of Preferred Stock of Champion will be converted into two shares of Common Stock of Paracelsus and Champion will become a wholly owned subsidiary of Paracelsus. A vote in favor of the Merger Agreement will also be deemed to be a vote in favor of amendments to the Directors Stock Option Plan and the Selected Executive Stock Option Plan No. 5.

                      FOR       AGAINST        ABSTAIN

                      / /         / /            / /

2.Approval of amendments to certain Founders Stock Option agreements between Champion and each of Messrs. Charles R. Miller and James G. VanDevender.

                      FOR       AGAINST        ABSTAIN

                      / /         / /            / /


Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on the proxy and in the discretion of the proxy holders as to any other matter that may properly come before the Special Meeting of Stockholders. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR ITEM 1 AND 2, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OF STOCKHOLDERS.


Signature(s)_____________________________________________ Dated__________, 1996

Please sign as name(s) appear on this proxy, and date this proxy. If a joint account, each joint owner must sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.